Exhibit 23. Consents of Experts and Counsel

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement No. 333-52148 of Hudson Valley Holding Corp. on Form S-8 of our report dated February 9, 2004, appearing in the Annual Report on Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Stamford, CT
March 12, 2004